Exhibit No. 99.1

MIKRON INFRARED, INC. REPORTS
RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2007

Mikron Posts Record Sales for the Three Months Ended January 31, 2007.

Mikron Infrared, Inc. (NASD: MIKR) announced its financial results for the first quarter of its fiscal year ending October 31, 2007.

Mikron’s first quarter sales were the highest achieved in any first quarter. Sales of $8,890,795 for the first quarter of fiscal 2007 were 6.6% higher than the $8,343,001 of sales achieved during the same quarter in fiscal 2006. Operating income decreased from $1,328,259 in the first quarter of fiscal 2006, to $1,119,088 for the first quarter of fiscal 2007, a 16% quarter-to-quarter comparative decrease. Both basic and fully diluted earnings per share were $0.13 for the first quarter of fiscal 2007, compared to $0.14 for the first quarter of fiscal 2006.

Gerry Posner, Mikron’s President, commented that: “The first quarter of fiscal 2007 has shown robust growth in fixed single point sales. Mikron’s European units continued to outperform last year’s sales while the North American operations have experienced a decline in sales compared to the first quarter last year. This resulted in an increase over the comparable quarter last year of 11% in sales. We were also pleased to see our gross margin increase from 54.8% in the first quarter of fiscal 2006 to 57.3% in the first fiscal quarter of 2007. This increase is attributed to product mix and a fuller absorption of overhead at the higher sales level. Total sales remained sequentially flat with the previous two quarters reflecting the more difficult sales environment in the portable thermal imaging segment of our business.”

Dennis Stoneman, Mikron’s Executive Vice President said: “We continue to experience pricing pressures in our portable thermal imaging product line. This has led us to focus more of our attention to our fixed thermal imaging business, where we are selling complete systems.”

Paul Kohmescher, Mikron’s Chief Financial Officer stated: “In the first quarter of fiscal 2007, Mikron’s operating income was adversely impacted by almost $300,000 of expenses related to our recently announced agreement to sell the company.”

About Mikron Infrared, Inc.

Mikron Infrared, Inc., founded in 1969, is a developer, manufacturer and marketer of infrared non-contact temperature measurement devices, temperature sensors, calibration sources and thermal imaging systems. Its executive offices and manufacturing facilities are located at 16 Thornton Road, Oakland, NJ (Tel. No. 201-405-0900).

Consolidated statements of operations

	3 MONTHS ENDED JANUARY 31, 2007	3 MONTHS ENDED JANUARY 31, 2006
Revenues:
Net Sales	$8,890,795	$8,343,001
Costs and Expenses
Cost of goods sold	3,796,172	3,767,761
Selling, General and Administrative	3,220,674	2,648,659
Research, Development And Engineering	754,861	598,322
Total Costs and Expenses	7,771,707	7,014,742
Income from Operations	1,119,088	1,328,259
Other Income (Expense):
Interest Income (Expense) Net	14,847	(21,061)
Other (Expense) Income, net	27,121	(1,370)
Net Income Before Income Taxes	1,161,056	1,305,828
Income Tax Provision	(431,712)	(523,245)
Net Income	729,344	782,583
Net Income per Share-Basic	$0.13	$0.14
Weighted Average Number of Shares-Basic	5,588,556	5,598,556
Net Income per Share-Diluted	$0.13	$0.14
Weighted Average Number of Shares-Diluted	5,616,870	5,604,354

FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include but are not limited to statements regarding our business strategy, marketing assumptions, product development, plans concerning the commercialization of products, risks associated with demand for and market acceptance of existing and newly developed products as to which we have made significant investments, general economic and industry conditions; competitive products and pricing pressures and increased pricing pressures from our customers. Such statements are not guarantees of future performance. They are subject to certain risks, uncertainties and assumptions that are difficult to predict, and that could cause actual results to differ materially from those included in the forward-looking statements. Factors that could affect the company's actual results include but are not limited to the risks discussed in the company's Annual Report on Form 10-K for the year ended October 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update publicly any forward-looking statements to reflect the occurrence of unanticipated events.

Contact: Mikron Infrared, Inc Paul Kohmescher 201/405-0900